EXHIBIT 5.1

Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: jpitteralaw@gmail.com

GuardianLink, Inc.
2631 McCormick Drive, Suite 103
Clearwater, Florida  33759

Ladies and Gentlemen:

We have acted as counsel to GuardianLink, Inc., a Wyoming corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 1,000,000 shares of the Company’s Common Stock, $ .0001 par value per share, to be offered pursuant to the Registration Statement, and 427,500 shares of common stock, $ .0001 par value per share, which are being registered by the selling security holders.

In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.  Furthermore the selling shareholder shares, which have already been issued, are validly issued, fully paid for and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/S/ Joseph Pittera

Joseph Pittera